Exhibit 99.1

Dear Colleagues:

We just announced important news that AMAG has entered into an agreement to be acquired by Covis Pharma, a global specialty pharmaceutical company that delivers innovative therapies to patients with chronic and life-threatening conditions. If you haven’t had a chance to read the announcement, I encourage you to first take a read here.

I recognize that this is a lot of change to absorb and you likely have many questions. At this time, I can understand the desire for specific details; however, those details are still being worked out and we have limited information to share at this point, so I really appreciate your patience as we work through the integration process. I’ll try to address some topics here and we will have an opportunity to come together for an employee Town Hall at 11 a.m. ET today where we will also be joined by Covis CEO Michael Porter. He will be sending an email shortly to introduce himself and provide more details on his company.

As you know, AMAG has been working hard to stabilize and improve the health of our company, and we’ve made some very good progress on that front. To achieve the next phase of growth, I believe— along with the Board of Directors, our Executive team, and a team of legal and strategic advisors—that combining forces with Covis was the best option to unlock value for all of our stakeholders, especially patients.

Covis is committed to advancing our development and commercial stage assets and they share our focus of bringing to market innovative therapies to address areas of critical, high unmet need. Covis plans to leverage its global commercial footprint to potentially expand AMAG’s current and future product portfolio ex-US.

Covis’ interest in AMAG is a testament to the hard work of AMAG’s talented team, and we thank you all for helping get us to this transformative transaction.  It is worth noting that this transaction, which is generating a premium of approximately 46% to the closing price of our common stock on September 30, will benefit many of you who are existing shareholders in the company.

Until the deal closes, which is expected to occur in November pending the completion of anti-trust clearance and other closing conditions, our roles and day-to-day focus on patients remains the same. As more information about the future becomes available, the leadership of both AMAG and Covis are committed to sharing information as transparently and expediently as possible.

While my tenure at AMAG has been short, one of the things that has struck me the most is the resiliency, dedication and commitment of our employees to our shared mission of helping patients and families living with life-threatening and chronic illness.  I look forward to meeting with you at 11 am ET; a calendar invite with Webex information will be sent out shortly.

Best,

Scott

Scott D. Myers | President & Chief Executive Officer

AMAG Pharmaceuticals, Inc.

Additional Information and Where to Find It

The Offer referred to in this report has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for the offer materials that Parent and Merger Sub will file with the U.S. Securities and Exchange Commission (the “SEC”) upon commencement of the Offer. At the time the Offer is commenced, Parent and Merger Sub will cause to be filed a tender offer statement on Schedule TO with the SEC, and the Company will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the Offer. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY THE COMPANY’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer statement and the solicitation/recommendation statement will be mailed to the Company’s stockholders free of charge. A free copy of the tender offer statement and the solicitation/recommendation statement will also be made available to all stockholders of the Company by accessing www.amagpharma.com or by contacting the Company’s Investor Relations contact at contactus@amagpharma.com. In addition, the tender offer statement and the solicitation/recommendation statement (and all other documents filed with the SEC) will be available at no charge on the SEC’s website: www.sec.gov, upon filing with the SEC.

THE COMPANY’S STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.

Forward-Looking Statements

This communication contains forward-looking statements. Forward-looking statements relate to future events or the Company’s future financial performance. The Company generally identifies forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The Company has based these forward-looking statements largely on its then-current expectations and projections about future events and financial trends as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: (i) risks associated with the timing of the closing of the proposed Offer and Merger, including the risks that a condition to closing would not be satisfied or that any of the committed financing will not be available within the expected timeframe or at all or that the closing of the proposed Offer or Merger will not occur; (ii) the outcome of any legal proceedings that may be instituted against the parties and others related to the Merger Agreement; (iii) unanticipated difficulties or expenditures relating to the proposed Offer or the Merger, the response of business partners and competitors to the announcement of the proposed Offer or the Merger, and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed Offer or the Merger; and (iv) those risks detailed in the Company’s most recent Annual Report on Form 10-K and any subsequent reports filed with the SEC, including its Current Reports on Form 8-K, its Quarterly Reports on Form 10-Q, including for the quarters ended March 31, 2020 and June 30, 2020, and any other documents that may be filed by the Company from time to time with the SEC. Accordingly, you should not rely upon forward-looking statements as predictions of future events. The Company cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. The forward-looking statements made in this communication relate only to events as of the date on which the statements are made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.